EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 21st day of December, 2020, by and between Terra Tech Corp., a Nevada Corporation (the “Company”) and Uri Kenig (the “Executive”) and supersedes and replaces any prior employment agreement or employment letter between the Parties.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into an employment agreement with the Executive; and

WHEREAS, the Company and Executive would like to set forth the terms of Executive’s employment.

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. The Company hereby employs Executive and Executive accepts employment as Chief Operating Officer of the Company. As its Chief Operating Officer, Executive shall render such services to the Company as are customarily rendered by the Chief Operating Officer of comparable companies and as required by the articles and by-laws of the Company, and such services shall be rendered at the Company’s principal office in Irvine, California to the extent the Company and Executive mutually agree is necessary. Executive accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Company.

1.2 Term. The term of this Agreement shall commence on the date first written above (the “Commencement Date”), and shall continue for a term of six (6) months. The period of time between the Commencement Date and the termination of this Agreement shall be referred to herein as the “Term.”

1.3 Compensation and Benefits. During the Term of this Agreement, the Executive shall be entitled to the compensation (“Compensation”) and benefits (“Benefits”) described in Exhibit A attached hereto.

ARTICLE 2

TERMINATION OF EMPLOYMENT

2.1 Termination. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case at any time upon not less than 30 days notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination, (b) unused paid time off, (c) additional vested benefits (if any) in accordance with the applicable terms of the Company’s employee benefit plans, and (d) any unreimbursed expenses (collectively, the “Accrued Amounts”). The Accrued Amounts shall by paid to the Executive within 30 days following the Termination Date.

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ARTICLE 3

RESTRICTIVE COVENANTS

3.1 Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.

3.2 Defend Trade Secrets Act Information. Executive acknowledges that, notwithstanding the foregoing limitations on the disclosure of trade secrets, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a proceeding against the Company in connection with a report of a suspected legal violation, Executive may disclose the trade secret to the attorney representing Executive and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

3.3 Non-Disparagement. The Executive will not at any time during employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company’s officers, directors, employees or agents, or the Company’s products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company’s, officers, directors, employees or agents.

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The Company and its officers, directors, employees or agents will not at any time during Executive’s employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Executive; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Executive.

3.4 Survival of Termination Covenants. Executive’s obligations under this Agreement shall survive Executive’s termination of employment with the Company and the termination of this Agreement.

3.5 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

ARTICLE 4

MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3 Subsidiaries. Where appropriate in this Agreement the term “Company” shall also include any direct or indirect subsidiaries of the Company.

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4.4 Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Article 1 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “409A”), then the following conditions apply to such payments or benefits:

(i)

Any termination of Executive’s employment triggering payment of benefits under Article 2 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Article 2 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)	Notwithstanding any other provision with respect to the timing of payments under Article 2 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Article 2 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Article 2.

(iii)	It is intended that each installment of the payments and benefits provided under Article 2 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(iv)	Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

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(b) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

4.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 3 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7 Dispute Resolution & Applicable Law. All disputes regarding this agreement shall be resolved by arbitration to be administered by the American Association of Arbitration. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of California, without giving effect to any choice of law principles.

4.8 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns and shall be enforceable by the Executive against the Company’s successors and assigns.

4.9 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.10 Indemnification. As additional consideration for Executive’s agreement to perform the duties outlined herein, Executive shall be indemnified and held harmless by the Company for any and all claims, costs or expenses including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against him or the Company for actions undertaken by Executive on behalf of the Company to the maximum extent provided by law, regardless of whether such indemnification is specifically authorized by statute, the Company’s Articles of Incorporation or Bylaws or any other agreement.

4.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:

2040 Main Street, Suite 225

Irvine, California 92614

Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:

______________________________

______________________________

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Terra Tech Corp.

By:	/s/ Ira Ritter
Name:	Ira Ritter
Title:	Chairman of Compensation Committee

EXECUTIVE

/s/ Uri Kenig
Name: Uri Kenig
Title: Chief Operating Officer

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EXHIBIT A

EXECUTIVE’S COMPENSATION AND BENEFITS

1. Base Salary: Ninety Thousand Dollars ($90,000) during the Term paid in accordance with the Company’s standard payroll practices for senior executives.

2. Performance-Based Bonus: Executive is eligible to receive a cash bonus at the end of the Term as determined by the Board in its sole discretion.

3. Stock Grants. Executive shall be issued 150,000 fully-vested shares of the Company’s common stock (“Common Stock”) on the Commencement Date. Unless this Agreement is terminated prior to the end of the Term, Executive shall be issued 150,000 fully-vested shares of Common Stock on the six-month anniversary of the Commencement Date.

4. Option Grant. On the Commencement Date, Executive shall be issued an option to purchase 300,000 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on the trading day prior to the Commencement Date pursuant to the terms of the Company’s equity incentive plan, which will vest 50% of the three-month anniversary of the Commencement Date and 50% of the six-month anniversary of the Commencement Date; provided this Agreement has not been terminated prior to either such date.

5. Success Bonus. Upon closing of a Transaction entered into during the Term, whether or not Executive is then an employee of the Company, Executive shall be issued 200,000 fully-vested shares of Common Stock and paid $20,000. “Transaction” means (A) a merger or consolidation of the Company or a subsidiary of the Company with another entity, or (B) the disposition by the Company of all or substantially all of the Company’s assets or the acquisition by the Company of all or substantially all of the assets of another entity; in each case with a transaction value of over $20,000,000 and approved by the Board.

6. Paid Time Off: Executive shall be entitled to paid time off pursuant to the terms and conditions of the Company’s policy and practices as applied to the Company’s senior executives.

7. Health & Welfare Benefits: Executive shall be eligible to participate in all health and welfare benefits provided generally to other employees of the Company.

8. Retirement Benefits: Executive shall be eligible to participate in all retirement benefits provided generally to other employees of the Company.

9. Travel and Expense Reimbursement. Executive shall be entitled to travel and expense reimbursement pursuant to the terms and conditions of the Company’s policies and practices as applied to the Company’s senior executives.

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